EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

CATERPILLAR FINANCIAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.400% Medium-Term Notes, Series J, due 2025	457(r)(1)	$600,000,000		$600,000,000	$110.20 per $1 million	$66,120
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	$600,000,000	$66,120
	Total Fees Previously Paid		--
	Total Fee Offsets		--
	Net Fee Due		$66,120

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-237475) filed by Caterpillar Financial Services Corporation on March 30, 2020.